Exhibit 5.1

September 17, 2009

Rigel Pharmaceuticals, Inc.

1180 Veterans Boulevard

South San Francisco, California 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Rigel Pharmaceuticals, Inc. (the “Company”), of up to 13,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) (including up to 1,950,000 shares that may be sold pursuant to the exercise of an over-allotment option), pursuant to the Registration Statement on Form S-3 (File No. 333-148838), originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on January 24, 2008, as amended by Post-Effective Amendment No. 1 to Form S-3, filed with the Commission on February 26, 2009, and Post-Effective Amendment No. 2 to Form S-3, filed with the Commission on February 27, 2009 and declared effective by the Commission on April 30, 2009 (the “Initial Registration Statement”), as further amended and supplemented by subsequent filings, including the Registration Statement on Form S-3 filed with the Commission pursuant to Rule 462(b) of the Act (File No. 333-161960) (together with the Initial Registration Statement, the “Registration Statements”), and the related Prospectus and Prospectus Supplement to be filed with the Commission pursuant to Rule 424 under the Act.  All of the Shares are to be sold by the Company as described in the Registration Statements and the related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statements and the related Prospectus and Prospectus Supplement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statements and the related Prospectus and Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus included in the Registration Statements and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

Cooley Godward Kronish LLP

/s/ Chadwick L. Mills
Chadwick L. Mills

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